                                                                    Exhibit 99.7


                     ACKNOWLEDGMENT OF RECEIPT OF 1999 BONUS


         The undersigned hereby acknowledges that the bonus payment of $80,000 to be received upon consummation of the Tender Offer, Merger and the transactions contemplated thereby with Illinois Tool Works Inc. satisfies the bonus payment the undersigned is due under the Executive Employment Agreement between Trident International, Inc. and Elaine A. Pullen and the Amendment to the Executive Employment Agreement between Trident International, Inc. and Elaine A. Pullen for 1999. The payment of such bonus shall not be deemed to be limited by or to eliminate any payments due the undersigned under the Employee Retention Plan or any severance payments due the undersigned under the Executive Employment Agreement between Trident International, Inc. and Elaine A. Pullen and the Amendment to the Executive Employment Agreement between Trident International, Inc. and Elaine A. Pullen.





                                             /s/ Elaine A. Pullen
                                             ----------------------------------
                                             Elaine A. Pullen